Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2012

Summary:

•	First quarter Adjusted EBITDA of $36.2 million

•	Record Illinois Basin Adjusted EBITDA per ton of $6.80, benefiting from the expiration of a legacy contract

•	Executed underwritten commitment to provide financing for convertible debt maturity and replacement of existing credit facility

•	Sales volume for 2012 forecasted to be between 25 and 27 million tons, including 7.0 to 7.4 million met tons

•	Production volume and mine portfolio optimization activity continues

ST. LOUIS, May 8 – Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended March 31, 2012. For the 2012 first quarter, the Company reported revenues of $502.6 million and Adjusted EBITDA of $36.2 million.

“Since the beginning of 2012, in response to new challenges facing our business, the Patriot management team has taken numerous swift and decisive actions to put the Company on a more stable footing going forward. We have reduced thermal coal production by over four million annual tons, delayed expansions under our Met Build-Out program, implemented major cost reduction initiatives, and worked with our customers to better meet their changing requirements,” commented Patriot President and Chief Executive Officer Richard M. Whiting. “We have also executed a $625 million underwritten commitment, which will provide a new revolving credit facility and term loan financing. And finally, we have resolved previously-disclosed comments from the Securities and Exchange Commission regarding the accounting for new water treatment facilities, by restating our financial results for 2010 and 2011.”

“While most major global economies have embraced coal as a cornerstone of their electricity generation future, U.S. electricity generators are undergoing a major structural change in their operating portfolios as they respond to low natural gas prices and challenging environmental regulations. This, in turn, is resulting in a period of transition for coal mining companies, as production across the industry is reduced to match less overall U.S. utility demand. At the same time, a strong global thermal market is driving higher U.S. exports, partially offsetting the weaker domestic demand,” continued Whiting.

“On the metallurgical coal side, the fundamental global market drivers remain intact, pointing to strong met coal demand and pricing in the coming years. We have maintained several of our met properties in a ‘hot idle’ state in anticipation of stronger markets. Our current tonnage projections reflect our plans to bring certain metallurgical coal operating sections back into production as we move through the year,” added Whiting. “Our ability to scale our production to match the market is a distinct advantage of our modular met coal production portfolio.”

Commenting on costs, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder stated, “We have reduced the workforce at our properties by about 1,000 employees since the beginning of the year, and to tighten control, we have assumed full operation of several mines and facilities formerly managed by contractors, including the entire Kanawha Eagle complex.”

“Lower sales volume during the quarter led to higher coal inventories and use of cash during the quarter. The increase in inventories was mitigated, to some degree, by our actions to idle production,” continued Schroeder. “We expect our coal inventories to decline in each of the next two quarters.”

Financial Overview

Revenues in the 2012 first quarter were $502.6 million, compared with $577.0 million in the prior-year quarter. Lower revenues in the 2012 quarter resulted from fewer tons sold, partially offset by higher revenue per ton. Year-over-year, revenues per ton increased $5.73, or eight percent, as a result of higher selling prices across all basins.

Sales in the first quarter totaled 6.3 million tons, including 4.9 million tons of thermal and 1.4 million tons of metallurgical coal. This compares with 6.1 million tons of thermal and 1.9 million tons of met coal sold in the year-ago quarter. Lower tons sold in the 2012 quarter resulted from weaker demand and deferred shipments.

Adjusted EBITDA in the 2012 first quarter was $36.2 million, compared with $48.6 million reported in the same quarter of 2011. Lower Adjusted EBITDA in the 2012 quarter resulted primarily from fewer tons sold. Operating cost per ton for both operating segments came within the low end of the previously announced guidance range.

During the quarter, Patriot was approached by certain customers to cancel or delay shipment of coal contracted for 2012 deliveries. As a result of these negotiations, the Company recognized approximately $7 million of other revenue in the quarter. Additionally, Patriot recorded other revenue of approximately $8 million related to the settlement of a contract dispute concerning coal deliveries in prior years. Offsetting these revenue increases, costs related to the idling of mines were recognized in the 2012 first quarter, and reduced reported Adjusted EBITDA by approximately $3 million. These primarily related to labor and benefit costs associated with the idling of these mines.

Asset retirement obligation expense included a $17.5 million adjustment related to the closure of the Big Mountain complex in February 2012. The 2012 first quarter restructuring and impairment charge was also due primarily to the closure of the Big Mountain complex.

Financial Reporting Update

As part of a routine review of the Company’s financial statements by the Securities and Exchange Commission (SEC), the Company received comments from the SEC regarding the accounting treatment related to costs to install the Fluidized Bed Reactor and ABMet water treatment facilities at two of our mining complexes. The accounting treatment related to the costs of installing these two water treatment facilities involves significant operational and accounting complexities. Both water treatment facilities are anticipated to operate 30 years or more.

Patriot previously recorded as capital expenditures, when incurred, the costs to install the Fluidized Bed Reactor water treatment facility at Apogee and the ABMet water treatment facility at Hobet. As previously disclosed, these expenditures are expected to total approximately $55 million for the Apogee facility and $25 million for the Hobet facility.

In response to the review process with the SEC regarding their comments, the Company restated its previously issued consolidated financial statements for 2010 and 2011 to accrue a liability and recognize a loss for the estimated costs of installing these two water treatment facilities, rather than record the cost of these two facilities as a capital expenditure.

Based on current estimates, the adjustments will result in increases in asset retirement obligation expense and net loss of $49.7 million in 2010 and $23.6 million in 2011. Additionally, financial information reported today includes an increase to net loss of $0.6 million in the first quarter of 2011.

Patriot expects to file an amended 2011 Form 10-K today reflecting the restatement. The restatement does not impact revenues, cash spending or previously reported Adjusted EBITDA.

Credit and Capital

The Company has executed a commitment letter for a new revolving credit facility and a new term loan facility in a combined aggregate principal amount of $625 million with Citigroup Global Markets, Inc., Barclays Bank PLC and Natixis, New York Branch. Patriot intends to use the proceeds to refinance existing debt, including the existing revolving credit facility, which matures in December 2013, and the $200 million of convertible notes which mature in April 2013. Patriot expects that the banks will start syndication in the near term and, subject to customary conditions precedent, anticipates a closing shortly thereafter.

As of March 31, 2012, the Company had available liquidity of $338.3 million, with a cash balance of $115.0 million and no borrowings on its revolving credit facility or its receivables securitization program. Liquidity has decreased by about $77 million since the end of the year, largely driven by the inventory build.

Capital expenditures totaled $30.0 million in the 2012 first quarter, and Patriot expects total 2012 capital expenditures in the range of $110 to $130 million. Leased equipment totaled $17.4 million in the first quarter. Excluded from first quarter 2012 and expected total 2012 capital expenditures are $7.2 million and $48 million, respectively, related to water treatment facilities at Apogee and Hobet.

Safety & Reclamation

Maintaining a safe workplace is Patriot’s top operational priority. In the 2012 first quarter, Patriot again achieved strong safety results, with an incidence rate of 2.86 per 200,000 hours worked. This compares favorably with the national average of 3.69.

During the quarter, Patriot received Mountaineer Guardian Safety Awards at both the Campbell’s Creek complex and the Panther complex. Additionally, the Company was recognized with four separate awards recognizing its commitment to high-quality reclamation and establishment of wildlife habitats on reclaimed land.

Market Overview

Domestic thermal coal demand and pricing deteriorated in the quarter as the mild winter and prolonged low natural gas prices resulted in lower coal burn for electricity generation. Heating degree days were 21 percent below normal in the 2012 first quarter. These factors, in turn, caused inventories at utilities to expand to over 200 million tons at the end of March. Railcar loadings for first quarter were consequently down 10 percent year-over-year, and the lowest loadings since the beginning of 1994. As a result, U.S. coal producers are reducing coal production by closing mines and reducing operating shifts.

While the domestic market remains difficult, international thermal coal markets continue to be open to U.S. coals. Patriot expects to ship between six and seven million tons of thermal coal overseas in 2012, including cargoes to both Europe and Asia. This represents nearly a doubling in thermal exports from the 3.8 million tons the Company shipped overseas in 2011.

The Company believes domestic combined cycle natural gas plants are already running at near-capacity in the shoulder months, so normal summer weather patterns should cause a significant increase in U.S. coal burn. Thermal coal inventory levels this summer and fall will be an important factor as electricity generators assess their needs for coal deliveries in 2013. Continued high inventory levels could result in reduced 2013 contracting, which will likely cause further cuts in coal production industry-wide.

Worldwide steel production was up two percent in March compared with a year ago. Global steel mill capacity utilization continues to move higher, with current levels in excess of 80 percent. Meanwhile, domestic capacity utilization has moved above 80 percent, with domestic steel production up nearly six percent year-over-year in the most recent four week period.

Based on recent market activity and spot pricing, metallurgical coal markets appear to be back on an upward trend. U.S. met exports are expected to remain at historically high levels, in part due to supply disruptions in Australia.

Longer-term, coal market fundamentals remain intact. The construction, infrastructure development and demand for electricity associated with population growth and urbanization in China, India, and other developing countries are expected to contribute to significant long-term growth in both thermal and metallurgical coal demand. Additionally, the replacement cycle for infrastructure and automobiles in developed countries should drive further growth in met coal demand.

Outlook

For 2012, Patriot currently anticipates sales volume in the range of 25 to 27 million tons, including met coal sales of 7.0 to 7.4 million tons. Based on this volume, the Company expects cost per ton for the Appalachia segment to be between $72 and $78. For the Illinois Basin segment, Patriot expects cost per ton for 2012 to be in the $42 to $46 range. These cost estimates will be influenced by any further modifications to planned production that occur as markets progress.

“Since the last earnings call, we sold more than one million tons of metallurgical coal for 2012 delivery,” added Schroeder. “This leaves about one million tons of met coal for 2012 delivery left unpriced.”

“During the quarter, we successfully restructured a legacy customer contract that included deliveries through 2017. The contract was previously priced not only below market, but also below cost, so we are pleased with this successful outcome that will benefit our earnings for the next six years. As a result of the negotiation, this contract volume of approximately 1.6 million annual tons will not be sold at a loss, but will instead be available for sale in the future at market prices,” concluded Schroeder.

The Company continues to have discussions with certain other thermal customers at this time regarding canceling or delaying shipment of coal contracted for 2012 deliveries. Guidance provided in this press release reflects the Company’s expectations with regard to the outcome of these discussions.

Average selling prices of currently priced tons for the remainder of 2012 and for 2013 are as follows:

	Q2 – Q4 2012		2013
(Tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia—thermal	8.8	$66	3.3	$68
Illinois Basin—thermal	4.8	$50	4.0	$50
Appalachia—met	4.9	$138	0.4	$120

Total	18.5		7.7

Conference Call

Management will hold a conference call to discuss the 2012 first quarter results on May 8, 2012, at 10:00 a.m. Central Time. The conference call can be accessed through the Patriot Coal website at www.patriotcoal.com or by dialing 800-553-0273. International callers can dial 612-332-0630 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 247025.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 13 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; the impact of the restatement for the years ended December 31, 2011 and 2010 and the related material weakness associated with the accounting treatment for the Apogee and Hobet water treatment facilities; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

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Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(In thousands, except share and per share data)	2012	2011 (1)
Tons sold	6,260	7,962

Revenues
Sales	$484,338	$570,378
Other revenues	18,240	6,646

Total revenues	502,578	577,024
Costs and expenses
Operating costs and expenses	455,336	515,839
Depreciation, depletion and amortization	41,386	44,702
Asset retirement obligation expense	32,767	15,067
Sales contract accretion	(11,628)	(18,610)
Restructuring and impairment charge	32,861	147
Selling and administrative expenses	13,555	12,544
Net gain on disposal or exchange of assets	(1,511)	(43)
Loss (income) from equity affiliates	(980)	78

Operating income (loss)	(59,208)	7,300
Interest expense and other	16,198	22,860
Interest income	(109)	(46)

Loss before income taxes	(75,297)	(15,514)
Income tax provision	—	395

Net loss	$(75,297)	$(15,909)

Weighted average shares outstanding, basic and diluted	91,851,630	91,284,321

Loss per share, basic and diluted	$(0.82)	$(0.17)

Adjusted EBITDA	$36,178	$48,606

(1)	Reflects restatement related to the estimated costs of building the two water treatment facilities.

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
	2012	2011
Tons Sold (In thousands)
Appalachia Mining Operations	4,364	6,198
Illinois Basin Mining Operations	1,896	1,764

Total	6,260	7,962

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$389,177	$495,678
Illinois Basin Mining Operations	95,161	74,700
Appalachia Other	18,240	6,646

Total	$502,578	$577,024

Revenues per Ton—Mining Operations
Appalachia	$89.18	$79.97
Illinois Basin	50.19	42.35
Total	77.37	71.64
Operating Costs per Ton—Mining Operations (1)
Appalachia	$73.89	$64.28
Illinois Basin	43.39	40.98
Total	64.65	59.12
Segment Adjusted EBITDA per Ton—Mining Operations
Appalachia	$15.29	$15.69
Illinois Basin	6.80	1.37
Total	12.72	12.52

	Dollars in thousands
Past Mining Obligation Expense	$48,475	$44,106
Capital Expenditures (2)	29,975	28,724

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations.
(2)	Reflects restatement related to the estimated costs of building the two water treatment facilities.

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

	March 31,		December 31,
(Dollars in thousands)	2012		2011 (1)
	(Unaudited	)
Cash and cash equivalents	$114,991		$194,162
Receivables	122,621		177,695
Inventories	150,813		98,366
Other current assets	47,875		28,191

Total current assets	436,300		498,414
Net property, plant, equipment and mine development	3,157,075		3,202,121
Investments and other assets	69,745		63,203

Total assets	$3,663,120		$3,763,738

Accounts payable and accrued liabilities	$484,528		$513,123
Below market sales contracts acquired	13,926		44,787
Current portion of debt	1,255		1,182

Total current liabilities	499,709		559,092
Long-term debt, less current maturities	442,320		441,064
Below market sales contracts acquired, noncurrent	60,828		46,217
Other noncurrent liabilities	2,121,049		2,124,523

Total liabilities	3,123,906		3,170,896
Common stock, paid-in capital and retained earnings	906,123		977,872
Accumulated other comprehensive loss	(366,909)		(385,030)

Total stockholders' equity	539,214		592,842

Total liabilities and stockholders' equity	$3,663,120		$3,763,738

(1)	Reflects restatement related to the estimated costs of building the two water treatment facilities.

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(Dollars in thousands)	2012	2011 (1)
Cash Flows from Operating Activities
Net Loss	$(75,297)	$(15,909)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	41,386	44,702
Sales contract accretion	(11,628)	(18,610)
Net gain on disposal or exchange of assets	(1,511)	(43)
Impairment charge	32,376	—
Changes in working capital and other	(26,347)	(40,099)

Net cash used in operating activities	(41,021)	(29,959)

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(29,975)	(28,724)
Additions to advance mining royalties	(5,403)	(6,753)
Acquisition of Coventry Mining Services, LLC	(2,530)	—
Proceeds from disposal or exchange of assets	1,511	279
Proceeds from notes receivable	—	115,679
Other	(130)	—

Net cash provided by (used in) investing activities	(36,527)	80,481

Cash Flows from Financing Activities
Deferred financing costs	(1,371)	(1,605)
Long-term debt payments	(1,182)	(1,608)
Proceeds from employee stock programs	930	962

Net cash used in financing activities	(1,623)	(2,251)

Net increase (decrease) in cash and cash equivalents	(79,171)	48,271
Cash and cash equivalents at beginning of period	194,162	193,067

Cash and cash equivalents at end of period	$114,991	$241,338

(1)	Reflects restatement related to the estimated costs of building the two water treatment facilities.

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(Dollars in thousands)	2012	2011 (1)
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(75,297)	$(15,909)
Depreciation, depletion and amortization	41,386	44,702
Asset retirement obligation expense	32,767	15,067
Sales contract accretion	(11,628)	(18,610)
Restructuring and impairment charge	32,861	147
Interest expense and other	16,198	22,860
Interest income	(109)	(46)
Income tax provision	—	395

Adjusted EBITDA	$36,178	$48,606

Adjusted EBITDA, also referred to as EBITDA, is defined as net income (loss) before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and sales contract accretion. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company's calculation of EBITDA.

(1)	Reflects restatement related to the estimated costs of building the two water treatment facilities.

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.